Exhibit 99.1

     Deckers Outdoor Corporation Reports Second Quarter Results;
    Company Confirms High-End of Previous Guidance for Fiscal 2005

    GOLETA, Calif.--(BUSINESS WIRE)--July 21, 2005--Deckers Outdoor Corporation (NASDAQ:DECK) today announced financial results for the second quarter ended June 30, 2005.
    For the second quarter, net sales were $40.3 million compared to $40.5 million in the same period last year. Net earnings for the quarter were $2.7 million, compared to net earnings of $5.1 million in the same period last year, and diluted earnings per share were $0.21 compared to diluted earnings per share of $0.43 in the second quarter of 2004.
    For the six months ended June 30, 2005, net sales increased 23% to $104.6 million compared to $84.8 million in the same period last year. Net earnings for the first half of fiscal 2005 increased 11% to $11.6 million, compared to net earnings of $10.5 million in the same period last year. Diluted earnings per share were $0.90 compared to diluted earnings per share of $0.91 in the same period of fiscal 2004.
    Douglas Otto, Chairman of Deckers Outdoor, stated, "As expected, Teva's dependency on open toe sandals combined with the lingering cold weather during the Spring 2005 season negatively impacted our domestic Teva business during the quarter, while weakness in certain international markets affected Teva's overseas business. However, demand for UGG remained strong and as we enter our key selling period for UGG we are very excited about the opportunities we continue to see in the marketplace. The UGG orders for our Fall season have come in strong and we expect another record year for our UGG brand in 2005."
    Including sales from both the wholesale divisions and the Internet and catalog retailing business, Teva sales for the second quarter decreased to $24.8 million from $27.1 million in the same period a year ago, while UGG sales increased to $13.3 million compared to $11.7 million for the second quarter last year. Simple sales increased to $2.2 million compared to $1.8 million for the second quarter last year. Sales for the Internet and catalog retailing business, which are included in the brand sales numbers above, aggregated approximately $3.5 million for the second quarter of 2005, compared to $4.9 million for the second quarter of 2004.
    Mr. Otto continued, "Our UGG business for the first half of 2005 was very positive, with sales more than doubling compared to the first half of 2004. We feel very good about UGG's performance year to date and expect this momentum to continue this Fall. For the upcoming Fall season, we have substantially broadened our product offerings and increased the number of slipper and casual footwear styles. We also introduced new collections including the Metropolitan Collection, which includes the Cargo Boot and the Uptown Mukluk, while continuing to deliver the popular Classic and Ultra styles that have been the mainstay of the UGG brand. Based on our strong bookings, current sell-through rates and positive retailer response, we feel very encouraged about both the near- and long-term prospects for the brand. We believe that, over time, we have a tremendous opportunity to increase our geographic penetration and expand our footwear and non-footwear categories and we are dedicated to taking full advantage of the significant growth prospects that lie ahead."
    "With regard to Teva, we have put in place a number of strategic initiatives to further strengthen our position in the market both domestically and abroad," Mr. Otto stated. "We are re-engineering our product line with a heightened focus on innovation and a renewed dedication to capitalizing on proprietary technologies. We are also developing a more comprehensive line of non-weather dependent footwear. Finally, for our Spring 2006 season, we plan to significantly increase our marketing and advertising efforts in order to reinvigorate and sharpen our worldwide message for the brand."
    "At Simple, we experienced solid Spring sell-through at retail which has translated into healthy bookings for Fall. At the same time, we have recently begun showing our Spring 2006 product line to our retailers and are encouraged by their favorable reaction to the line."
    Gross margin for the quarter was 39.6% compared to 46.6% in the second quarter of last year, primarily due to an increased impact of closeout sales and inventory write-downs during the quarter. In addition, the decrease in the high margin Internet and catalog retail sales compared to the second quarter of last year also contributed to the lower gross margin. Selling, general and administrative expenses increased to 28.0% of net sales, compared to 23.8% in the second quarter of 2004, largely due to the addition of a new distribution center, as well as an increase in marketing spending compared to the second quarter of last year.
    Overall, inventories increased to $66.7 million at June 30, 2005 from $19.6 million at June 30, 2004 primarily related to Fall 2005 UGG inventory. The Company made a strategic decision to bring in its Fall UGG inventories much earlier in the year this year than it did last year in order to ensure more timely deliveries to customers in 2005. UGG inventories were $55.6 million at June 30, 2005 compared to $10.0 million at June 30, 2004; Teva inventories were $8.6 million at June 30, 2005 compared to $7.3 million at June 30, 2004; and, Simple inventories were $2.5 million at June 30, 2005 compared to $2.3 million at June 30, 2004. The Company's management stated that it expects the inventory level to be reduced substantially by the end of the year.
    Deckers reaffirmed the higher end of its previous guidance for net sales and earnings for fiscal 2005. For the year, Deckers now expects net sales between $251 million to $258 million and diluted earnings per share between $2.35 to $2.43. For the third quarter, Deckers expects net sales of $68 million to $71 million and diluted earnings per share of $0.58 to $0.61. For the fourth quarter, Deckers currently forecasts net sales to range from $78 million to $82 million and diluted earnings per share to range from $0.87 to $0.92.
    Deckers now expects 2005 Teva sales to be $88 million to $89 million, Simple sales to be $10 million to $11 million and UGG sales to be $153 million to $158 million.
    Angel Martinez, President and Chief Executive Officer, commented, "I remain extremely confident about the vitality of our brands and I am very excited about our future prospects. Our entire team is committed to taking the necessary steps to improve our business at Teva, while at the same time, we are focused on fully capitalizing on the tremendous opportunities that exist with UGG and Simple."

    Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear, developed for both high performance outdoor activities and everyday casual lifestyle use. The Company's products are offered under the Teva, Simple and UGG brand names.

    All statements in this press release that are not historical facts are forward-looking statements, including statements about the near- and long-term prospects for the Company and its brands, the Company's expectations for continued momentum in its brands and the related expectations for record sales for UGG in 2005, the Company's expectations regarding UGG's opportunities to increase geographic penetration and expand its footwear and non-footwear categories, the Company's plans to increase its Teva marketing and advertising efforts, the Company's estimates regarding net sales and diluted earnings per share results for the third and fourth quarters of 2005 and for the full year ending December 31, 2005, and sales expectations for each of the brands in 2005, among others. These forward-looking statements are inherently uncertain and are based on the Company's expectations as of today, July 21, 2005. No one should assume that any forward-looking statement made by the Company will remain consistent with the Company's expectations after the date the forward-looking statement is made. In addition, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Many of the risks, uncertainties and other factors are discussed in detail in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004. Among the factors which could affect our financial condition and results of operations are the following: our ability to anticipate fashion trends; whether the UGG brand will continue to grow at the rate it has experienced in the recent past; possible shortages in top grade sheepskin or interruption in the supply of other materials, which could interrupt product manufacturing and increase product costs; the risk on how our licensees will perform under their licenses; the risk that we are unable to accurately forecast consumer demand; the risk that retailers could postpone or cancel existing orders; the sensitivity of the footwear industry to changes in general economic conditions; whether we are successful in continuing to implement our growth strategy; the success of our customers; our ability to protect our intellectual property; our ability to develop and patent new technologies as our existing patents expire; the difficulty of matching inventory to future customer demand; the risk that counterfeiting can harm our sales or our brand image; our dependence on independent manufacturers to supply our products; the availability of products, which can affect our ability to fulfill our customers' orders; the risk that raw materials do not meet our specifications or that the prices of raw materials may increase, which would potentially cause a high return rate, a loss of sales or a reduction in our gross margins; risks of international commerce resulting from our reliance on manufacturers outside the U.S.; the risk that our manufacturers, suppliers or licensees might fail to conform to labor laws or to our ethical standards; the need to secure sufficient and affordable sources of raw materials; our reliance on licensing partners to expand our business; the challenge of managing our brands for growth; currency risk; delays and unexpected costs that can result from customs regulations; the sensitivity of our sales, particularly of the Teva(R) and UGG(R) brands, to seasonal and weather factors; our reliance on independent distributors in international markets; legal compliance challenges and political and economic risk in our international markets; the potential impact of litigation; the effect of consolidations and restructurings on our customers in the footwear industry; intense competition within the footwear industry; the threat that terrorism could disrupt commerce in the U.S. and abroad; our ability to defend attacks on the validity of our intellectual property; and our ability to register and protect our intellectual property in expanding product and geographic markets. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company intends to continue its practice of not updating projections until its next quarterly results announcement. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, the Company's Quarterly Reports on Form 10-Q, the Company's Current Reports on Form 8-K or this news release.


                     DECKERS OUTDOOR CORPORATION
                           AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets
                             (Unaudited)


                                               June 30,   December 31,
   Assets                                       2005         2004
                                             ------------ ------------

Current assets:
 Cash and cash equivalents                  $ 11,102,000   10,379,000
 Short-term investments                            -----   15,475,000
 Trade accounts receivable, net               26,245,000   40,226,000
 Inventories                                  66,672,000   30,260,000
 Prepaid expenses and other current assets     1,366,000    1,491,000
 Deferred tax assets                           3,240,000    3,240,000
                                             ------------ ------------
  Total current assets                       108,625,000  101,071,000

Property and equipment, at cost, net           4,211,000    2,838,000
Intangible assets, less applicable
 amortization                                 70,164,000   70,319,000
Other assets                                     612,000      592,000
                                             ------------ ------------

                                            $183,612,000  174,820,000
                                             ============ ============

   Liabilities and Stockholders' Equity

Current liabilities:
 Trade accounts payable                     $ 13,395,000   16,524,000
 Accrued expenses                              5,625,000    7,968,000
 Income taxes payable                          7,880,000    6,725,000
                                             ------------ ------------
  Total current liabilities                   26,900,000   31,217,000
                                             ------------ ------------

Deferred tax liabilities-noncurrent            2,607,000    2,607,000

Stockholders' equity:
 Preferred stock                                   -----        -----
 Common stock                                    123,000      122,000
 Additional paid-in capital                   73,543,000   71,959,000
 Retained earnings                            80,210,000   68,591,000
 Accumulated other comprehensive income          229,000      324,000
                                             ------------ ------------
  Total stockholders' equity                 154,105,000  140,996,000
                                             ------------ ------------

                                            $183,612,000  174,820,000
                                             ============ ============


                     DECKERS OUTDOOR CORPORATION
                           AND SUBSIDIARIES
            Condensed Consolidated Statements of Earnings
                             (Unaudited)


                     Three-month period ended  Six-month period ended
                             June 30,                June 30,
                     -------------------------------------------------
                         2005        2004        2005         2004
                      ----------- ----------- ------------ -----------

Net sales            $40,341,000  40,546,000  104,604,000  84,818,000
Cost of sales         24,372,000  21,640,000   59,068,000  45,506,000
                      ----------- ----------- ------------ -----------
 Gross profit         15,969,000  18,906,000   45,536,000  39,312,000

Selling, general and
 administrative
 expenses             11,292,000   9,632,000   26,460,000  20,410,000
                      ----------- ----------- ------------ -----------
 Earnings from
  operations           4,677,000   9,274,000   19,076,000  18,902,000

Other expense
 (income):
 Interest, net             6,000   1,171,000      (63,000)  2,289,000
 Other                    (4,000)      1,000       (3,000)     (5,000)
                      ----------- ----------- ------------ -----------
Earnings before
 income tax expense    4,675,000   8,102,000   19,142,000  16,618,000

Income tax expense     1,943,000   3,015,000    7,523,000   6,149,000
                      ----------- ----------- ------------ -----------

Net earnings         $ 2,732,000   5,087,000   11,619,000  10,469,000
                      =========== =========== ============ ===========


Net earnings per
 share:
 Basic               $      0.22        0.47         0.94        1.02
 Diluted                    0.21        0.43         0.90        0.91
                      =========== =========== ============ ===========

Weighted-average
 shares:
 Basic                12,351,000  10,713,000   12,320,000  10,233,000
 Diluted              12,886,000  11,920,000   12,909,000  11,505,000
                      =========== =========== ============ ===========

    CONTACT: Deckers Outdoor Corporation
             Scott Ash, 805-967-7611
             or
             Investor Relations:
             Integrated Corporate Relations, Inc.
             Chad A. Jacobs / Brendon Frey, 203-682-8200